Exhibit 99.4

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Moderator Name: ________________

Moderator

Welcome to the Global Income Trust valuation conference call. On the call today will be Scott Hall, Senior Vice President of Operations, and John Starr, Chief Portfolio Management Officer. Statements made during this call will include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about financial guidance, business strategies, market potential and future financial performance. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from the expectations and assumptions discussed here today. Listeners are cautioned that these forward-looking statements are neither promises nor guarantees and are only made as of the date of this call. The Company undertakes no obligation to update or revise the information provided on this call as a result of new information or future results or developments.

As with any investment, investing in Global Income Trust is subject to risks and uncertainties that you should carefully consider. The valuation information that we will be discussing today is a point-in-time estimate based on numerous inputs and data which vary over time and may be subjective. Valuations and appraisals of real estate properties are only estimates of fair market value and may not necessarily correspond to realizable value upon the sale of such properties or the amount that shareholders will receive upon liquidity of their investment.

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Additional information is available in filings with the SEC, which also may be accessed through the Company’s website at www.IncomeTrust.com. Each listener is encouraged to review those filings together with all other information provided therein.

We will conduct a question and answer session at the end, and instructions will be provided at that time. I will now turn the call over to Scott Hall.

Overview (Scott)

(Slide 6)

Good afternoon and thank you for joining us today. Global Income Trust is a real estate investment trust that was strategically designed to acquire and operate a diverse portfolio of income-oriented commercial real estate and commercial real estate-related assets.

(Slide 7)

We commenced our stock offering in April 2010 and officially began operations later that year in October 2010 after receiving the required minimum investment to break escrow. As of December 31, 2014, we had raised $83.7 million, including proceeds from our distribution reinvestment plan, and made investments in nine assets, four in the United States, and five in Germany. The German assets are classified as held for sale, and on December 29, 2014 we entered into a share purchase agreement for the sale of our German portfolio which I will discuss in greater detail in a moment. All of the portfolio assets are real estate investment properties consisting of industrial, light industrial, office building, and retail space.

Also as a result of the completion of our offering in April 2013, the board of directors deemed it in the best interest of the Company and our shareholders to terminate the distribution

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reinvestment plan and suspend our stock redemption plan, and began offering cash distributions in November 2010.

Our initial and most recent determination of estimated net asset valuation for the REIT was performed as of December 31, 2014.

(Slide 8)

As I mentioned a moment ago, on December 29, 2014 we entered into a Share Purchase Agreement for our German portfolio to non-affiliated third-party buyers. The equity sale is expected to take place by January 30, 2015 and will consist of a 94.9% equity interest of the entities that hold the assets of the German properties. We originally acquired the German portfolio for an aggregate cost of approximately €18.3 million. The sale of the equity interest is based on an aggregate current valuation of approximately €18.6 million for the German properties. The proceeds to the Company from the transaction are expected to be approximately €7.7 million before transaction costs, subject to adjustments. We will continue to hold a 5.1% equity interest in the German assets. I would now like to turn the call over to John Starr, our Chief Portfolio Management Officer to discuss the valuation methodology in more detail.

Estimated NAV (John)

(Slide 9)

Global Income Trust engaged CBRE Capital Advisors, Inc. (“CBRE Cap”), an independent investment banking firm, to conduct property level and aggregate valuation analysis and to provide a report containing among other things, a range for the net asset value per share of our

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common stock as of December 31, 2014. On the basis of the valuation report provided by CBRE Cap, on January 13, 2015 our board unanimously established $7.43 as the estimated net asset value per share of our Company’s common stock as of December 31, 2014.

As Scott mentioned earlier, the December 31, 2014 net asset valuation is the first for the Company. Our board of directors, guided by the valuation committee, which is comprised solely of independent directors, determined that a valuation as of December 31st would be in the best interest of our Company and its shareholders as recommended by the Investment Program Association (or “IPA”) Guidelines. The IPA Guidelines may or may not comply with FINRA or ERISA requirements.

We estimated our net asset value per share consistent with the methodologies prescribed by valuation guidelines established by the IPA. Because of CBRE Cap’s substantial experience in conducting these types of valuations, our valuation committee and board believed it was in the best interest of our Company and shareholders to engage CBRE Cap as our independent valuation expert for our December 31st valuation. CBRE Cap commissioned MAI-certified appraisals from the CBRE Valuation and Advisory Services for each U.S. property and relied on the recently executed share purchase agreement for the German properties. The estimated value for U.S. real estate assets was determined utilizing a discounted cash flow approach and did not include enterprise or portfolio premiums. CBRE Cap assumed the purchase price in the share purchase agreement as the value for the German properties.

The values of other assets and liabilities such as cash, prepaid assets and accounts payable and debt were based on the Global Income Trust’s estimated share of the book values derived from our most recently available internal financial reports as adjusted for estimated activity through

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December 31, 2014.

Methodology for Real Estate (John continued)

(Slide 10)

To estimate the value of our real estate assets, our wholly owned properties were split into two categories: (i) U.S. assets, and (ii) German assets held for sale.

Our four wholly owned U.S. assets were valued based on a discounted cash flow analysis, and tested for reasonableness utilizing the direct capitalization rate and cost approach. An assumed holding period of 10 years was utilized.

CBRE Cap created a valuation range by varying the discount rate utilized and the terminal cap rate of each wholly owned U.S. real estate asset. Terminal cap rates vary by location, asset quality and the supply and demand dynamics for each market. A valuation range was calculated by varying the discount rates and terminal cap rates by 5% in either direction.

Finally, as it relates to our German portfolio, CBRE Cap arrived at an estimated value based on the executed share purchase agreement with an unrelated third party.

Valuation Summary

(Slide 11)

The resulting valuation range for the net asset value of the company on a per share basis was $7.43-to-$8.88 per share excluding anticipated transaction costs relating to the German

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transaction. The weighted average discount rate was 8.47% and the weighted average terminal cap rate was 8.07%.

(Slide 12)

Using this information, our board of directors, considering the recommendation from our valuation committee, estimated our net asset value to be approximately $61.37 million. Dividing our total net asset value by approximately 8.3 million shares outstanding as of December 31, 2014, results in an estimated net asset value per share of $7.43.

Re-pricing of Shares

(Slide 13)

At this time, there are no changes to the current distribution policy, and, as such, the annualized distribution rate is 6.5 percent based on the $10.00 initial offering price per share. Our board of directors will re-evaluate the distribution policy after the close of the German transaction and will make adjustments as it deems necessary. I’d like to turn the call back over to Scott to conclude our presentation and start the Question & Answer session.

Looking Ahead (Scott)

(Slide 14)

We continue to work with our financial advisor SunTrust Robinson Humphrey to explore strategic alternatives as exampled by the pending sale of the German portfolio.

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For More Information

(Slide 15)

We intend to file this presentation on our website at www.IncomeTrust.com if you would like to refer back to it. We also invite you to view our Form 8-K filed on January 20, 2015, which has additional details about our estimated net asset value and our valuation process.

Q&A

(Slide 16)

Now I will turn it back over to [moderator name] to take questions from the audience.